Shareholder Meeting Results
(Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

			 Votes for                 Votes witheld
Liaquat Ahamed           55,798,360            	   2,325,753
Ravi Akhoury             55,712,204            	   2,411,909
Barbara M. Baumann       56,076,416                2,047,697
Jameson A. Baxter        55,903,794                2,220,319
Charles B. Curtis        56,010,140                2,113,974
Robert J. Darretta       56,026,951                2,097,162
Katinka Domotorffy       55,820,399                2,303,715
John A. Hill             56,016,122	           2,107,992
Paul L. Joskow           56,033,013                2,091,100
Kenneth R. Leibler       56,084,747                2,039,367
Robert E. Patterson      56,033,022                2,091,091
George Putnam, III       55,949,570                2,174,544
Robert L. Reynolds       56,050,476                2,073,638
W. Thomas Stephens       56,039,534                2,084,580

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes           Votes          Abstentions           Broker
for             against                              non-votes

44,856,270      1,516,541      2,502,109             9,249,194

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes           Votes          Abstentions           Broker
for             against                              non-votes

44,616,198      1,494,803      2,763,913             9,249,199


All tabulations are rounded to the nearest whole number.